UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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HAVERTY FURNITURE COMPANIES, INC.
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780 Johnson Ferry Road, Suite 800
Atlanta, GA  30342

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10: 00 a.m. Eastern Time, Monday, May 10, 2010

Place:	Marriott SpringHill, 16 Calvert Street, Baltimore, Maryland

Items of Business:	1.	Holders of Class A common stock to elect seven directors.
	2.	Holders of common stock to elect three directors.
	3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor.
	4.	Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock or Class A common stock at the close of business on March 12, 2010.

Proxy Voting:	Your vote is very important! Please vote in one of these ways:
	1.	Visit the web site listed on your proxy or vote instruction card;
	2.	Use the toll-free telephone number shown on the enclosed proxy or vote instruction card; or
	3.	Mark, sign, date and promptly return the enclosed proxy or vote instruction card in the postage-paid envelope provided.

Date of Availability:
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the Internet.  We believe this allows us to provide you with the information you need, while also lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting.  On or about March 30, 2010, we will mail to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2009 annual report and how to vote online.

By Order of the Board of Directors

Jenny Hill Parker
Vice President, Secretary and Treasurer

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Our board of directors is furnishing you this proxy statement to solicit proxies on its behalf in connection with the 2010 annual meeting of stockholders (“annual meeting”) of Haverty Furniture Companies, Inc. (“we”, “us” or “Havertys”).  The meeting will be held on May 10, 2010 at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. local time.  This proxy statement will be mailed to our stockholders or made available on the Internet on or about March 30, 2010.

Your vote is very important.  Who may vote?
Stockholders as of the close of business on March 12, 2010 of common stock or Class A common stock are entitled to vote. The owners of common stock are entitled to one vote for each share held on all stockholder matters. The owners of Class A common stock are entitled to ten votes for each share held on all stockholder matters except for the election of directors, in which they are entitled to one vote per share.

What am I voting on at the annual meeting?
Two items depending on which class of common stock you hold:
•	the election of eight directors to represent holders of Class A common stock; or
•	the election of two directors to represent holders of common stock; and
•	ratification of the appointment of our independent auditor.

Why are there two groups of directors?
The owners of common stock and Class A common stock vote as separate classes in the election of directors. The owners of common stock are entitled to elect 25% of the members of the board, or the nearest higher whole number that is at least 25% of the total number of directors standing for election. The owners of Class A common stock are entitled to elect the remaining number of directors standing for election.

Will there be other business on the agenda?
We do not expect any other items of business. However by signing your proxy card, you give discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting.  The proxies’ will vote in accordance with their best judgment and only applies to shares you own as a stockholder of record.

How will a quorum be determined?
A majority of the outstanding shares of the combined classes of common stock present or represented by proxy, constitutes a quorum for the annual meeting.  As of the record date, we had 17,628,448 shares of common stock and 3,852,532 shares of Class A common stock.

How does the board recommend that I vote?
The board recommends that you vote FOR each of the nominees for director and FOR the ratification of the selection of Ernst & Young LLP as our independent auditors.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet.  We believe this allows us to provide you with the information you need, while also lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting.  Most of our stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a paper copy are found in the notice.

What are the benefits of electronic delivery?
Electronic delivery reduces the company’s printing and mailing costs.  It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online.  If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

How do I vote?
•	By Telephone or Internet. You can vote by telephone or Internet by following the instructions included on your notice or proxy card.

•
By Written Proxy:  You can vote by written proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.  If you sign and return your proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you.  Most brokers offer voting my mail, by telephone and on the Internet.

What is broker discretionary voting?
This means that if your shares are held by a broker, the broker will ask you how you want your shares to be voted.  If you give the broker instructions, your shares will be voted as you direct.  If you do not give instructions, one of two things can happen, depending on the type of proposal.  For the ratification of the auditor, the broker may vote your shares in its discretion.  For the election of directors, the broker may not vote your shares at all unless you specifically direct them how to vote.

Can I change my mind after I vote?
You may change your vote at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. (EDT) on May 9, 2010, or (3) voting again at the meeting.

How many votes are required to elect directors?
Directors are elected by a plurality vote.  That means that for a director to be elected, the number of shares voted “for” a director must exceed the votes cast against the nominee.

How many votes are needed to ratify the appointment of Ernst & Young LLP as our independent auditors for 2010?
Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010 requires the affirmative vote of a combined majority of the shares of our common stock and Class A common stock entitled to vote on the proposal.

If I vote by mail, telephone or Internet, may I still attend the annual meeting?
Yes. The board recommends that you vote using one of the methods discussed above, as it is not practical for most stockholders to attend and vote at the annual meeting.  Using another method to vote will not limit your right to vote at or attend the annual meeting.  If your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.  We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. Accordingly, this is a very brief meeting conducted by our corporate secretary and not attended by our directors.

Who tabulates the votes?
Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes.

Where can I find the voting results of the annual meeting?
We will announce voting results at the annual meeting and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 14, 2010. You may access or obtain a copy of this and other reports free of charge on our website at www.havertys.com, or by contacting our corporate secretary.

How do I submit a shareholder proposal for the 2011 annual meeting?
If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 30, 2010.  Proposals should be addressed to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.

What is householding?
We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure saves printing and postage costs by reducing duplicative mailings.

What if I want to receive a paper copy of the annual report and proxy statement?
If you wish to receive a paper copy of the 2009 annual report and 2010 proxy statement, or future annual reports and proxy statements, please call 1-800-241-4599 or write to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.   We will deliver the requested documents to you promptly upon your request.

ELECTION OF DIRECTORS

The board of directors currently consists of eleven members. Clarence H. Ridley, chairman of the board is retiring from the board effective as of the date of the 2010 annual meeting.  In connection with the retirement of Mr. Ridley, the board has authorized a reduction in its size to ten members effective as of May 10, 2010, as permitted by our bylaws.  Ten directors are to be elected at the 2010 annual meeting to hold office until the 2011 annual meeting. At this annual meeting, three directors will be elected by the holders of common stock and seven will be elected by the holders of Class A common stock.

The nominees for election at the 2010 annual meeting were recommended and approved for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the board. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the board.

The board believes that it is necessary for each of our directors to possess many qualities and skills.  When searching for new candidates, the Governance Committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future need.  The board also believes that all directors must possess a considerable amount of business management experience and education.  The Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background or stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates.  The Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The Governance Committee does not have a formal policy with respect to diversity, however the board and the Governance Committee believe that is essential that the board members represent diverse viewpoints.  In considering candidates for the board, the Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.  With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered.

All of our directors bring to our board a wealth of executive leadership experience. Certain individual qualifications and skills of our directors that contribute to the board’s effectiveness as a whole follow their biography.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

Name	Principal Occupation, Directorships, Areas of Relevant Experience and Board Service	Age	Director since

John T. Glover

Principal Occupation:  Managing Partner of J&SG Investments, LLP, a private investment firm, since 1994. Vice Chairman of Post Properties, Inc., a real estate investment trust that develops and operates upscale multifamily apartment communities, from March 2000 to February 2003.

Directorships: Member of the Board of Trustees of Emory University and a Director of Emory Healthcare, Inc.

Areas of Relevant Experience: Real estate development and operations, financial reporting, accounting and controls and executive experience with a public company.

Board Committees:  Chairman of the Audit Committee

Independent Director

		63	1996

Rawson Haverty, Jr.	Principal Occupation: Senior Vice President, Real Estate and Development of Havertys since 1998. Over 25 years with Havertys in various positions. Directorships: Member of the Board of Directors of the High Museum of Art and the Center for Ethics at Emory University. Areas of Relevant Experience: Extensive market knowledge relating to housing and furniture retailing. Experience in market and retail store site analysis and modeling, strategic planning, and asset management. Management Director	53	1992

L. Phillip Humann	Principal Occupation: Retired, former Chairman of the Board of SunTrust Bank, Inc. (“SunTrust”) from 1998 to 2008. Chief Executive Officer of SunTrust from 1998 to 2007 and President from 1998 to 2004. Directorships: Coca-Cola Enterprises Inc. and Equifax, Inc. Areas of Relevant Experience: Corporate finance and banking, risk assessment and executive experience with a public company. Board Committees: Compensation Committee and Executive Committee Independent Director	64	1992

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

Name	Principal Occupation, Directorships, Areas of Relevant Experience and Board Service	Age	Director since

Mylle H. Mangum
Principal Occupation:  Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries since 2003; Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions from 1999 to 2002.

Directorships: Barnes Group, Inc., Collective Brands and Decatur First Bank.  Formerly a director of Emageon Inc., Scientific-Atlanta, Inc. and Respironics, Inc.

Areas of Relevant Experience: Developing retail environments for specialty retail and mixed-use concepts, retail distribution, market research, performance training and design, strategic and corporate planning.

Board Committees:  Executive Committee and Chairman of the Compensation Committee

Independent Director

		61	1999

Frank S. McGaughey, III	Principal Occupation: Partner in the law firm Bryan Cave LLP since 1980. Directorships: Member of the Board of Trustees of the Woodruff Arts Center and the Sara Giles Moore Foundation. Areas of Relevant Experience: Legal, governance issues, business management and executive experience. Board Committees: Executive Committee and Chairman of the Governance Committee Independent Director	61	1995

Clarence H. Smith	Principal Occupation: President and Chief Executive Officer of Havertys since 2003. President and Chief Operating Officer of Havertys from May 2002 until 2003. Over 36 years with Havertys in various positions. Directorships: Oxford Industries, Inc. and member of the Board of Trustees of Marist School. Areas of Relevant Experience: Retail store operations and distribution, sales and marketing, brand management and unique insights into Havertys’ challenges, opportunities and operations. Board Committees: Executive Committee Management Director	59	1989

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

Name	Principal occupation, directorships, Areas of relevant experience and Board Service	Age	Director since

Al Trujillo
Principal Occupation: Investment Funds Advisor since 2007. Retired, former President and Chief Executive Officer of Recall Corporation, a global information management company until May 2007.  Various positions with Brambles Industries, Ltd, parent company of Recall Corporation from 1996 until 2007.

Directorships: Vice Chair of the Georgia Institute of Technology Alumni Association and a member of the College of Engineering Advisory Board.

Areas of Relevant Experience: Global information management, accounting and finance, business management and executive experience with a global company.

Board Committees: Audit Committee and Compensation Committee.

Independent Director

		50	2003

Clarence H. Smith, Rawson Haverty, Jr. and Clarence H. Ridley are first cousins. Messrs. Smith and Haverty are officers of Havertys.

PROPOSAL 2: NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

Name	Principal Occupation, Directorships, Areas of Relevant Experience and Board Service	Age	Director since

Terence F. McGuirk	Principal Occupation: Chairman and Chief Executive Officer of the Atlanta Braves baseball organization since 2001. Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. from 2001 until 2007. Directorships: The Sea Island Company and a member of the Board of Trustees of Piedmont Hospital Medical Center and The Westminster Schools. Areas of Relevant Experience: Executive experience with a public company, telecommunications and information services, business management and corporate finance. Board Committees: Compensation Committee Independent Director	58	2002

PROPOSAL 2: NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK (continued)

Name	Principal Occupation, Directorships, Areas of Relevant Experience and Board Service	Age	Director since

Vicki R. Palmer
Principal Occupation:  Retired, former Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises, Inc. from 2004 until 2009.  Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises, Inc. from 1999 to 2004.

Directorships:  First Horizon National Corporation and a member of the Board of Trustees of Spelman College and Woodward Academy.

Areas of Relevant Experience:  Executive experience with a public company, corporate finance and administration, financial reporting, internal audit, risk assessment and business management.

Board Committees:  Audit Committee and Governance Committee

Independent Director

		56	2001

Fred L. Schuermann	Principal Occupation: Retired, former President and Chief Executive Officer of LADD Furniture Inc. (“LADD”) from 1996 until 2001. Chairman of LADD from 1998 until 2000. Areas of Relevant Experience: Furniture industry and corporate finance and financial reporting, risk assessment, business management and executive experience with a public company. Board Committees: Audit Committee and Governance Committee Independent Director	64	2001

RETIRING DIRECTOR

Clarence H. Ridley	Principal Occupation: Chairman of the Board of Havertys since 2001. Executive Chairman of Havertys from 2001 to May 2009. Retired, former partner at the law firm of King & Spalding from 1977 to 2000. Directorships: Crawford & Company and a trustee of RidgeWorth Funds and RidgeWorth Classic Variable Trust. Member of the Board of Trustees of Saint Joseph’s Health System and the Board of Councilors of the Carter Center. Board Committees: Chairman of the Executive Committee Non-Independent Director	67	1979

CORPORATE GOVERNANCE

Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, communities and creditors and we expect all directors, officers and employees to conduct business in compliance with our Code of Business Conduct and Ethics (the “Code”). The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines (the “Governance Guidelines”), board committee charters, and a Related Party Transaction Policy. All of our corporate governance policies are reviewed for compliance on an annual basis.

Where to find Corporate Governance Information.  All of our corporate governance policies, including our board committee charters, Code, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at www.havertys.com under “About Us – Corporate Governance.”

Director Independence.  Our Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the New York Stock Exchange (the “NYSE”). The Governance Committee conducts an annual review of the independence of the members of the board and its committees and reports its findings to the full board.  During this review, the Governance Committee considers the independence issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with us or our management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest. As a result of this review, the board affirmatively determined that Mmes. Mangum and Palmer and Messrs. Glover, Humann, McGuirk, McGaughey, Schuermann and Trujillo are independent of Havertys and our management under the standards set forth in the NYSE corporate governance requirements.

Board Leadership Structure.  Our current board is composed of eight independent directors, two management directors and a non-executive chairman that is not independent. Our Governance Guidelines require the chairman of the Governance Committee to serve as lead director when the chairman of the board is not an independent director.  The lead director works with the chairman of the board and chief executive officer and other board members to provide strong, independent oversight of management and our affairs.  Clarence H. Ridley, our current chairman is retiring in May 2010.  Phillip E. Humann, an independent director, is expected to be elected chairman, assuming his re-election as a director.

The board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board, or if the roles should be separate. The board believes that it should have the flexibility to make these determinations at any given point based on what it considers is the appropriate leadership structure for Havertys at the time.  The duty of the chairman of the board is to provide leadership to the board in defining its structure and activities in the fulfillment of its responsibilities. Having separate positions allows our chief executive officer to focus his time, effort and energy on strategy-making and the day-to-day leadership and performance of Havertys.  This is especially important given the current business environment. Although the board believes that separate positions are appropriate in the current circumstances, our Governance Guidelines do not establish this approach as policy.

The Board and Committees of the Board
The board conducts its business through meetings and its four standing committees which are the Executive Committee, Audit Committee, Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) and Governance Committee.

Attendance.  During 2009, the board met four times and the committees met as indicated below. Each director attended more than 80% of the aggregate number of all meetings of the board and the committees on which he or she served during 2009. We do not have a policy regarding director attendance at the annual meeting. We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings.  No directors attended the 2009 annual meeting.

Executive Committee.  The Executive Committee is not an independent committee; however, the majority of the members of the Executive Committee are independent directors.  In accordance with our bylaws, the Executive Committee acts with the power and authority of the board in the management of our business and affairs while the board is not in session.  The Executive Committee has generally held meetings to approve specific terms of financings or other transactions that have previously been presented to the board. The Executive Committee held no formal meetings and took action by unanimous consent three times in 2009.

Members:	Clarence H. Ridley, Chairman	Frank S. McGaughey, III
	L. Phillip Humann	Clarence H. Smith
Mylle H. Mangum

Audit Committee.  The Audit Committee’s primary function is to represent and assist the board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, the internal audit function, the annual independent audit of our financial statements, risk assessment and risk management, and other matters the board deems appropriate.

The board has designated all four members of the Audit Committee as “an audit committee financial expert” as defined by the SEC.  All members of the Audit Committee meet the independence requirements of the NYSE, the SEC and our Governance Guidelines.  The Audit Committee met six times during 2009. The Audit Committee’s report is on page 32.

Members:	John T. Glover, Chairman	Vicki R. Palmer
	Fred L. Schuermann	Al Trujillo

Compensation Committee.  The Compensation Committee is responsible for translating our compensation objectives into a compensation strategy that aligns the interests of our stockholders with that of our executives.  The Compensation Committee has overall responsibility for succession planning and for evaluating the performance and approving the compensation and benefits of the chief executive officer and other senior members of management (“executive officers”). The Compensation Committee also has the responsibility for recommending, reviewing and administering our equity based incentive compensation plans and other benefit plans. Each member of the Compensation Committee meets the independence requirements of the NYSE, the SEC and our Governance Guidelines.  The Compensation Committee met two times and took action by unanimous consent six times during 2009. The Compensation Discussion and Analysis begins on page 15 and the Compensation Committee Report is on page 29.

Members:	Mylle H. Mangum, Chairman	L. Phillip Humann
	Terence F. McGuirk	Al Trujillo

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. There are no relationships required to be disclosed under this caption.

Governance Committee.  The Governance Committee has the primary responsibility for considering and making recommendations concerning the composition and structure of the board, establishing policies relating to the recruitment of board members, director compensation and reviewing and recommending corporate governance policies and issues. Each member of the Governance Committee meets the independence requirements of the NYSE, the SEC and our Governance Guidelines. The Governance Committee met once and took action by unanimous consent once during 2009.

Members:	Frank S. McGaughey, III, Chairman	Vicki R. Palmer
Fred L. Schuermann

Director Compensation
Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board.  In setting director compensation, the Governance Committee, which is responsible for determining the type and amount of compensation for non-employee directors, considers a number of factors including the significant amount of time that directors spend in fulfilling their duties to us and our stockholders.

Director Compensation Table:  The table below sets forth the compensation expensed by us for payment to our directors for the year ended December 31, 2009.

		Stock Compensation
Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)(1)	Stock Awards ($)(2)	Total Stock Compensation	Total ($)
John T. Glover	$35,000	$30,000	$—	$30,000	$65,000
Rawson Haverty, Jr. (3)	—	—	—	—	—
L. Phillip Humann	7,500	45,000	—	45,000	52,500
Mylle H. Mangum	29,500	30,000	—	30,000	59,500
Frank S. McGaughey, III	27,500	30,000	—	30,000	57,500
Terence F. McGuirk	22,500	30,000	—	30,000	52,500
Vicki R. Palmer	28,750	30,000	—	30,000	58,750
Clarence H. Ridley(4)	98,333	30,000	—	30,000	128,333
Fred L. Schuermann	28,750	30,000	—	30,000	58,750
Clarence H. Smith (3)	—	—	—	—	—
Al Trujillo	15,000	45,000	—	45,000	60,000

(1)
The directors’ retainer fee for 2009 was $45,000 for non-employee directors, which was paid two-thirds in stock and one-third in cash with elections by Messrs. Humann and Trujillo for payment of their retainer fees in all stock.  Messrs. Haverty and Smith, as employee directors did not receive a fee for serving on the board.

(2)	No stock awards were granted to directors in 2009.
(3)	See Summary Compensation Table for additional disclosure related to Messrs. Haverty and Smith, who are also Named Executive Officers (“NEOs”).
(4)
Mr. Ridley retired as an employee effective May 13, 2009.  For his service as non-executive chairman of the board, Mr. Ridley’s compensation is $125,000 per year, payable monthly in twelve (12) equal installments, in addition to the $45,000 annual retainer fee paid to non-employee directors.

Retainer and Meeting Fees: Non-employee directors received the following compensation related to retainers and meetings fees in 2009:

•	an annual retainer of $45,000 of which $30,000 is required to be paid in shares of our common stock;

•
an annual retainer of $10,000 for serving as the chairman of the Audit Committee, $7,500 for serving as the chairman of the Compensation Committee and $5,000 for serving as chairman of the Governance Committee;

•	a fee of $1,250 for each board and committee meeting attended plus expenses related to attendance.

Director compensation will remain the same for 2010.  The annual retainer paid to the non-executive chairman of the board will be $20,000 effective May 2010.

Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, deferred common stock or deferred cash under the Deferred Compensation Plan (“Deferred Plan”) described below.  Receipt of compensation in the form of common stock or deferred common stock provides non-employee directors the opportunity to increase their personal ownership in Havertys and comply with the established director stock ownership guidelines that require directors to hold our stock.  This option also provides the directors a method to invest in Havertys as a stockholder and aligns their interests with our stockholders.

Director Compensation Plan:  Non-employee directors are eligible to participate in our Deferred Plan, which allows directors to defer receipt of up to 100% of their board retainers and/or board and committee meeting fees. Under the Deferred Plan, such deferred fees, plus accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five directors participated in the Deferred Plan in 2009 and four will participate in 2010.

2004 Long-Term Incentive Plan:  In 2009, directors did not receive equity awards under our 2004 Long-Term Incentive Plan.

Other Compensation:  Directors receive the same discounts as employees on our products.  We do not provide any pension or other benefits to our directors.

Director Nominations
 The Governance Committee has the responsibility of reviewing qualifications of the candidates for board membership in accordance with procedures established by our Governance Guidelines, applicable law and regulations. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, “Communications with Directors”). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

The Governance Committee seeks to maintain a board that is strong in its collective knowledge and has a diversity of skills and experience to oversee our business.  In its assessment of each potential nominee the Governance Committee will review and consider, among other things, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, including financial literacy and experience in the context of the needs of the board at the time, given the then current mix of director attributes. The Governance Committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities.

Corporate Guidelines and policies
Corporate Governance Guidelines. Our Governance Guidelines, together with the board committee charters, provide the framework for effective corporate governance. The board adopted these guidelines to address certain governance matters including the role of the board, qualifications and responsibilities of directors, director compensation, management succession and director education. These Governance Guidelines are designed to maximize long-term stockholder value and promote the highest ethical conduct among our directors and employees.

Director Stock Ownership Guidelines.  The board has implemented stock ownership guidelines for non-employee directors.  Each director is required to own at least 10,000 shares of our stock.  Currently, all non-employee directors exceed the stock ownership requirements.

Lead Director. Under our Corporate Guidelines, in the absence of an independent chairman, the chairman of the Governance Committee serves as the leader of the independent directors, chairs the executive sessions and facilitates communications between the chief executive officer and other directors.

Executive Sessions of Independent Directors. The board has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled board meeting. These sessions are currently presided over by Frank McGaughey, as chairman of the Governance Committee.  In May 2010, it is expected that Phillip Humann, an independent director, will serve as chairman of the board and preside over these sessions and convey to management any issues of concern.

Code of Business Conduct and Ethics. All of our directors and employees, including our chief executive officer and other senior executives, are required to comply with our Code to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Board and Committee Evaluation. The board and each of its committees participates annually in self-evaluation and assessment processes in order to improve efficiency and effectiveness.  The assessments are supervised by the Governance Committee and discussed by each committee and the board.

Mandatory Retirement and Resignation from Board. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The board may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee.  A director is also required to submit his or her resignation from the board to the Governance Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment.  The Governance Committee can choose to accept or reject the resignation.

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee member or the board by writing to the following address:  Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia  30342. Please specify to whom your correspondence should be directed. The corporate secretary has been instructed by the board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee member or the full board, as indicated in the correspondence.

Risk Oversight.  In its oversight role, the board annually reviews our strategic plan, which addresses, among other things, the risks and opportunities we face. While the board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, and in accordance with NYSE requirements and our committee charters, the Audit Committee is responsible for overseeing risk management with a focus on financial risk, including internal controls, and reviews annual risk assessments with our internal auditors and other members of management.  The Compensation Committee assists the board in fulfilling its oversight responsibility with respect to benefit matters and succession planning for senior management.  Finally, the Governance Committee is responsible for establishing, implementing and monitoring policies and processes regarding principles of corporate governance and ensures we are in compliance with all applicable regulations and requirements.

Certain Relationships and Related Transactions
Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of our stock, or their immediate family members) has or will have a direct or indirect interest.

The board has determined that the Governance Committee is best suited to review and approve related party transactions.  The Governance Committee when reviewing the material facts of related party transactions must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  Certain categories of transactions have standing pre-approval under the policy including:

•
certain transactions with another company in which the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s stock

•
certain transactions where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings).

•	certain banking related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and
•	transactions made on the same or similar terms available to all of our employees.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following:

•	overview of our executive compensation program;

•	the Compensation Committee’s role in compensation governance;

•	the philosophy and objectives of our executive compensation program;

•	how we make compensation decisions and determine the amount of each element of compensation;

•	the elements of our executive compensation program; and

•	an analysis of the material compensation decisions made by the Compensation Committee during 2009.

Overview of Our Executive Compensation Program
The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation and benefits programs in accordance with our compensation philosophy and strategy and approving executive compensation and equity plan awards. Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during 2009, as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “NEOs”. The individuals who were subject to the SEC Section 16 reporting requirements during 2009 are referred to as the “executive officers.”

Role of the Compensation Committee.  The Compensation Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers and benefit programs for all of our employees. The Compensation Committee seeks to establish a total compensation structure for our executive officers that is fair, reasonable, and competitive.  The compensation structure includes base salary, annual cash incentive compensation, long-term equity-based incentive compensation and benefits.  Generally, the types of compensation and benefits paid to the executive officers are similar to those provided to other officers. The Compensation Committee focuses on the attraction and retention of key executives and, when making decisions, considers our compensation philosophy, the achievement of business goals, relevant peer data and recommendations made by the chief executive officer.

The Compensation Committee took the following steps to ensure that it effectively carried out its responsibilities:

•	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives.

•	Conducted an annual review of compensation data related to our peers.

•
Reviewed all compensation components for our chief executive officer, chief financial officer, and other NEOs, incorporating a tally sheet and pay-for-performance sensitivity analysis for each executive as part of that review.

•
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group.

•
Scheduled an executive session, without members of management, for the purpose of discussing decisions related to the chief executive officer’s performance, goal-setting, compensation level and other items deemed important by the Compensation Committee.

•	Conducted an annual review of the Compensation Committee charter to ensure that it effectively reflects the committee’s responsibilities.

•	Completed an annual self-evaluation of the Compensation Committee’s effectiveness; and

•	Conducted an annual review of our succession plan.

Role of Chief Executive Officer in Compensation Decisions. Our chief executive officer annually reviews the performance of each of the other executive officers. Based on this review, he makes compensation recommendations to the Compensation Committee, including recommendations for salary adjustments, annual cash incentives, and long-term equity-based incentive awards. Although the Compensation Committee considers these recommendations along with other data it retains full discretion to set all compensation for all executive officers.

The Compensation Committee’s Considerations. In setting compensation levels, the Compensation Committee considers all elements of the executive compensation program in total rather than each element in isolation. They consider a mix of an executive officer’s base salary, annual cash incentive compensation, long-term equity-based incentive compensation (“Compensation Package”) and recommendations by the chief executive officer when making decisions.  The Compensation Committee is guided by its own subjective judgment and those sources of information (including compensation surveys and data bases) that it considers relevant. In 2009, the Compensation Committee reviewed various information sources and determined that the compensation structure for our chief executive officer and other NEOs was reasonable, remained consistent with our compensation philosophy and was not excessive.

Executive Compensation Philosophy & Objectives
Our executive compensation philosophy is directed at attracting, retaining and motivating highly qualified executives that are dedicated to our long-term success and to align their interests with the long-term interests of our stockholders by providing appropriate competitive compensation and financial reward. In support of this philosophy, the executive compensation program is designed to reward performance relevant to our short-term and long-term success based on both corporate and individual performance. We designed the cash incentive compensation to reward company-wide performance through tying awards primarily to earnings per share. As a general principle, the Compensation Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interest of Havertys and its stockholders.  Accordingly, from time to time in the exercise of its discretion, the Compensation Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Compensation Methodology and Elements.  We believe that a majority of our executive officers’ Compensation Packages should be performance-based; however, we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation.  The Compensation Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and their judgment as a committee.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance against specific short-term goals on an annual basis in the form of cash incentive compensation. We provide equity awards relative to the performance of general management responsibilities and contribution as a member of the executive management team. The components of our compensation package for the NEOs for 2009 ranged from 51% to 67% in salaried compensation, 19% to 28% in targeted cash incentive compensation, and 14% to 21% in equity awards.

Competitive Compensation Data.  Our executive positions were compared to a peer group which was selected on the basis of size and industry.  Nine companies were selected matching the following criteria: (1) revenue from $185 million to $725 million; and (2) retail/wholesale trade focused on the home furnishings sector.

Elements of Compensation
Each element of total compensation and the primary purpose for using each element is outlined below.  Compensation includes both direct and indirect elements consisting of base salaries, annual incentive awards, long-term cash and equity compensation, benefits and limited perquisites. Our NEOs are also entitled to receive severance payments or other compensation upon the occurrence of certain events related to a termination of employment or change in control.  See “Potential Payments Upon Termination or Change in Control.”

Direct Compensation Element.
Base Salaries.  Base salary provides a fixed level of income to compensate executives for their level of responsibility and must be competitive against our primary peer group in order to attract and retain qualified talent.  Base salaries are set at the regularly scheduled meeting of the committee held at the beginning of each year.

Annual Cash Incentive Plan Compensation.  This award is intended to motivate and reward achievement of specified financial goals.  An executive officer will earn total compensation that is competitive with the market only if we achieve corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels.

Equity Awards. These awards are intended to provide an executive officer with an opportunity to invest in Havertys and aligns their interest with that of our stockholders by emphasizing long-term growth in our stock value.  They also provide an element of attraction and retention and may be used to recognize a promotion or other significant achievements. Types of stock awards include:

•	Restricted Stock;

•	Performance Accelerated Restricted Stock; and

•	Stock-Settled Stock Appreciation Rights.

Indirect Compensation Element.
Retirement and Other Benefits.  Retirement programs and other benefits are designed to be competitive in our industry in order to attract and retain qualified employees.  These programs are intended to protect against catastrophic expenses (health care, disability and life insurance), provide retirement benefits and to provide an opportunity to save additional amounts for retirement (401(k) Plan).

Perquisites.  Perquisites constitute an insignificant part of total executive compensation.  However, a limited number of perquisites are provided in order to deliver a competitive package to attract and retain executive officers.

Post-Termination Benefits.  Standard post-termination benefit programs provide a source of temporary, transitional income following involuntary termination of employment.  Generally, severance pay is based on length of service and as an example, all employees with over 15 years of service are entitled to six weeks of regular pay (excludes overtime or bonus amounts).

Following is a discussion of each compensation element and the specific actions taken by the Compensation Committee in 2009 related to each element.  In determining each of these elements, the Compensation Committee considered the resources discussed above.  Each of these elements is reviewed on an annual basis, and may be reviewed at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions.  The same guidelines and factors are applied in a consistent manner to all NEOs.  Material differences in the amount of compensation awarded to each of the NEOs generally reflect the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our compensation peer group.

Base Salary For Executive Officers
The Compensation Committee reviews the base salaries for each NEO on a yearly basis and advises the board as to the appropriateness and reasonableness of the salaries. Consistent with our compensation philosophy, we reviewed both internal and external factors to determine the appropriate compensation for Mr. Smith, the other NEOs and our executive officers.  This review is based on competitive compensation data as well as a subjective evaluation of each executive’s contribution to our performance and the executive’s level of experience and responsibilities. Adjustments are made as necessary in light of past performance and the potential for making significant contributions in the future in order to ensure compensation levels are appropriate and competitive. For compensation purposes, the Compensation Committee performs a yearly evaluation of Mr. Smith’s performance. The other NEOs’ performance is evaluated by Mr. Smith and discussed with the Compensation Committee.

We believe the base salary range for each executive position reflects a median base salary range for our comparative peer group. In light of business and economic conditions existing in 2009, the Compensation Committee accepted the recommendation of the chief executive officer to decrease the annual base salaries for the 2008 NEOs by a range of 2% to 3%. In May 2009, as a result of the difficult business environment, Messrs. Smith and Fink took voluntary pay cuts representing a 20% reduction in their annual base salaries. In December 2009, the Compensation Committee increased the base salaries beginning January 1, 2010 for Messrs. Smith, Fink and Burdette back to their 2007 levels.

Annual Cash Incentive Compensation
Each executive is eligible for an annual cash incentive award. Cash incentive awards are intended to reward key employees based on our performance, motivate key employees and provide competitive cash compensation opportunities to executive officers.

We believe that incentive compensation for executive officers should be directly linked to the achievement of specified financial and non-financial objectives.  This performance-based structure keeps a sizeable portion of the compensation for the senior management group at risk because the value of such compensation depends largely on the degree of success in attaining performance objectives. Our pay for performance philosophy is intended to encourage achievement of financial and operational objectives which are aligned with those of the stockholders.

2009 Cash Incentives (Non-Equity Incentive Plan Compensation):  The Compensation Committee approved a management incentive plan (the “2009 Plan”) to determine cash incentives for executive officers in 2009.  Pursuant to the 2009 Plan, executive officers were eligible to receive cash incentives based primarily on our achieving a threshold dollar amount of pre-tax earnings on a quarterly and annual basis as established by the Compensation Committee. For the chief executive officer and the chief financial officer, a portion of their target cash incentive was based on maintaining a minimum monthly availability under our revolving credit agreement. For the other executive officers, a portion was based on achieving additional performance criteria or specific projects or initiatives as established by the Compensation Committee and the chief executive officer.   Pursuant to the 2009 Plan, the executive officers were eligible to receive a target payout of 28% to 55% of the amount of their annual base salaries if the pre-established targets were achieved and one or more individual goals were met.  The actual payouts to the executive officers were 12% to 26% of the amount of their annual base salaries.

2010 Cash Incentives (Non-Equity Incentive Plan Compensation):  The Compensation Committee has approved a management incentive plan (the “2010 Plan”) to determine cash incentives for executive officers for 2010.  The 2010 Plan provides for cash incentives based primarily on us achieving a threshold dollar amount of pre-tax earnings on a quarterly and annual basis. For the chief executive officer and the chief financial officer, a portion of their target cash incentive is based on maintaining a minimum monthly availability under our revolving credit agreement. For the other executive officers, a portion is based on achieving additional performance criteria or specific projects or initiatives as established by the Compensation Committee and the chief executive officer. Pursuant to the 2010 Incentive Plan, the executive officers are eligible to receive a target payout from 35% to 65% of their 2010 annual base salary. The Compensation Committee has complete discretion to modify the target cash incentives, weightings or performance criteria during 2010 or may determine that payment of cash incentives for 2010 will not be made due to economic issues or other factors.

Bonuses:  In its discretion, the Compensation Committee may approve cash bonuses based on subjective criteria and performance against individual objectives for the year and other economic factors. There were no cash bonuses paid to any executive officer for 2009.

Long-Term Equity Compensation
In 2009, we utilized two equity-based, longer-term incentives under our 2004 Long-Term Incentive Plan:  stock-settled stock appreciation right awards (“SSAR”) and performance accelerated restricted stock unit awards (“PARSU”).

Our practice is to estimate the approximate dollar amount of equity compensation that we want to provide and to then grant equity awards that have a fair market value comparable to that amount on the date of grant. We estimate the fair market value based upon a number of factors including the closing price of our stock on the date of determination and other factors as outlined in Note 9 of our consolidated financial statements. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the preliminary financial results for the prior year. This timing was selected because it enables us to consider our prior year performance, the potential recipients and our expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time period for the incentives associated with the awards. The Compensation Committee’s schedule is determined in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Grants were made on January 27, 2009. The Compensation Committee grants restricted stock to individuals that are not executive officers, generally based upon the recommendations of management, and has delegated stock award granting authority to the chief executive officer for a small, specific number of shares to be made during the ensuing year for promotions, new hires, and other circumstances.

The Compensation Committee on January 27, 2009, granted SSARs and PARSUs to our executive officers. The market price per share for our common stock on the date of the 2009 grants was $8.74.  The SSARs will vest over four years from date of grant. The 2009 PARSUs vest 100% should our common stock attain a $14 closing price for twenty consecutive days or vest 100% in 2016.

Over the past several years, we have shifted away from the use of stock options to other types of equity awards.  This modification in our equity compensation structure is consistent with competitive market trends.  More importantly, the use of restricted stock or restricted unit awards make more efficient use of our equity program’s share reserves and reduce overall dilution because it takes fewer shares than options to deliver the same amount of incentive compensation opportunity.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested.

Summary Compensation Table
The following tables and footnotes discuss the compensation paid or accrued for the last three years to (i) our chief executive officer and chief financial officer and (ii) our three most highly compensated executive officers.

Name	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards (1)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Clarence H. Smith	2009	$403,125	$—	106,425	$167,540	$62,562	$11,332	$750,984
President and CEO	2008	465,000	—	—	148,346	45,191	12,000	670,537
	2007	450,000	—	43,900	124,880	44,869	7,716	671,365
Dennis L. Fink	2009	295,000	—	67,720	87,520	60,960	11,332	518,532
EVP and CFO	2008	340,000	—	—	76,505	48,260	11,851	476,616
	2007	330,000	—	39,600	93,660	46,975	7,755	517,990
Steven G. Burdette	2009	270,625	—	39,308	60,325	23,467	11,332	405,057
EVP, Operations	2008	266,593	—	—	53,944	15,862	11,881	348,280
	2007	235,000	15,000	35,300	78,050	10,615	7,739	381,704
J. Edward Clary(3)	2009	240,833	—	36,313	51,260	15,758	11,332	355,496
SVP, Distribution and CIO

Rawson Haverty, Jr.(3)	2009	232,000	—	26,958	51,260	23,094	10,952	344,264
SVP, Real Estate

Clarence H. Ridley(4)	2009	144,375	—	—	—	1,731	248,194	394,300
Chairman	2008	401,668	—	—	76,505	38,513	11,573	528,259
	2007	420,000	—	37,800	109,270	28,612	7,260	602,942

(1)
These amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2009, included in our annual report on Form 10-K filed with the SEC on March 8, 2010.

(2)
These amounts reflect the following:  (1) Our contribution to the account of the NEOs pursuant to our 401(k) Plan:  $8,500 for Messrs. Smith, Fink, Burdette and Clary and $8,120 for Mr. Haverty and (2) the premium costs for life insurance, short-term and long-term disability coverage totaling $2,832 for each NEO.

(3)	Messrs. Clary and Haverty became NEOs in 2009.
(4)
Mr. Ridley retired as an employee effective May 15, 2009.  The amount for other compensation includes: $128,333 for director fees, $103,333 for consulting fees, $5,511 for contributions pursuant to our 401(k) Plan, $3,892 for premium costs for life insurance, short-term and long-term disability coverage and $7,125 for post retirement health benefits.

NEO Stock Ownership Guidelines
In order to preserve the link between the interests of our NEOs and those of our stockholders, NEOs are expected to establish and maintain a significant level of direct stock ownership.  This can be done in a variety of ways including by retaining stock received upon exercise of options, the vesting of stock awards, or the purchase of stock in the open market.  Our current stock ownership guidelines, approved by the Compensation Committee in January 2010 are as follows:

Position	Ownership	Effective	Accumulation

Chief Executive Officer	Lesser of: value equal to 3 times base salary or 85,000 shares	Until 62 then reduces 33% per year	3 years

Chief Financial Officer	Lesser of: value equal to 1.5 times base salary or 40,000 shares	Until 62 then reduces 33% per year	4 years

Executive Vice President	Lesser of: value equal to 1.5 times base salary or 35,000 shares	Until 62 then reduces 33% per year	5 years

Senior Vice President	Lesser of: value equal to 1 times base salary or 20,000 shares	Until 62 then reduces 33% per year	5 years

All of our NEOs currently meet or on track to meet the ownership guidelines.  The Compensation Committee reviews compliance with the ownership guidelines on an annual basis.  NEOs who are not in compliance with the ownership guidelines may not sell stock without permission from our chief executive officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

Grants of Plan Based Awards Table
The following table and footnotes sets forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2009 to our NEOs. No grants were made to Clarence H. Ridley.  The actual payouts are shown in the Summary Compensation Table.

Name	Award Type(1)	Grant and Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)		All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(3)	Grant Date Fair Value of Stock Award $(4)
			Threshold	Target

Clarence H. Smith	ACIP	01/27/2009	31,041	221,719	—	—	—
	PARSU	01/27/2009	—	—	9,500	8.74	83,030
	SSAR	01/27/2009	—	—	27,000	8.74	84,510

Dennis L. Fink	ACIP	01/27/2009	18,585	132,750	—	—	—
	PARSU	01/27/2009	—	—	5,000	8.74	43,700
	SSAR	01/27/2009	—	—	14,000	8.74	43,820

Steven G. Burdette	ACIP	01/27/2009	9,472	94,719	—	—	—
	PARSU	01/27/2009	—	—	3,500	8.74	30,590
	SSAR	01/27/2009	—	—	9,500	8.74	29,735

J. Edward Clary	ACIP	01/27/2009	8,750	87,500	—	—	—
	PARSU	01/27/2009	—	—	3,000	8.74	26,220
	SSAR	01/27/2009	—	—	8,000	8.74	25,040

Rawson Haverty, Jr	ACIP	01/27/2009	6,496	64,960	—	—	—
	PARSU	01/27/2009	—	—	3,000	8.74	26,220
.	SSAR	01/27/2009	—	—	8,000	8.74	25,040

(1)	Award Type:	ACIP = Annual Cash Incentive Plan Compensation PARSU = Performance Accelerated Restricted Stock Unit Award SSAR = Stock-Settled Stock Appreciation Right Award
(2)
The 2009 Non-Equity Incentive Plan as discussed above provided for a target payout for 100% attainment of the goals and decreased to the threshold payout noted above.  Failure to reach any of the performance goals would result in a zero payout.

(3)	The base prices for the PARSUs and SSARs are the closing price of our stock on the date of grant.
(4)
The fair value for the PARSUs was determined using the number of shares granted multiplied by the closing stock price on the grant date.  The fair value for the SSARs was determined using the number of rights granted multiplied by $3.13 which is the fair value of the SSAR determined using the Black-Scholes valuation model.

Outstanding Equity Awards Value at Fiscal Year-End Table
The following table includes certain information with respect to the value of all unexercised options previously awarded to the NEOs at December 31, 2009. All of the option awards are exercisable and no awards have been made under an equity incentive plan. The market value of shares of stock that have not vested is based on the closing market price of $13.73 at December 31, 2009.

			Option Awards			Stock Awards
Name	Type of Award	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock that Have Not Vested ($)

Clarence H. Smith	Options	10/26/2000	12,284	$11.63	10/26/2010
	Options	12/20/2001	30,000	$15.94	12/20/2011
	Options	12/19/2002	22,000	$12.90	12/19/2012
	Options	12/09/2003	25,000	$20.30	12/09/2010
	Restricted Stock	02/23/2006				2,000	(1)	$27,460
	Restricted Stock	02/01/2007				4,000	(2)	$54,920
	PARS	02/06/2008				13,200	(3)	$181,236
	SSAR	02/06/2008				8,250	(4)	$37,950
	PARSU	01/27/2009				9,500	(5)	$130,435
	SSAR	01/27/2009				27,000	(6)	$134,730

Dennis L. Fink	Options	10/26/2000	20,000	$11.63	10/26/2010
	Options	12/20/2001	25,000	$15.94	12/20/2011
	Options	12/19/2002	18,000	$12.90	12/19/2012
	Options	12/09/2003	20,000	$20.30	12/09/2010
	Restricted Stock	02/23/2006				1,500	(1)	$20,595
	Restricted Stock	02/01/2007				3,000	(2)	$41,190
	PARS	02/06/2008				6,800	(3)	$93,364
	SSAR	02/06/2008				4,275	(4)	$19,665
	PARSU	01/27/2009				5,000	(5)	$68,650
	SSAR	01/27/2009				14,000	(6)	$69,860

Steven G. Burdette	Options	10/26/2000	4,500	$11.63	10/26/2010
	Options	12/20/2001	17,000	$15.94	12/20/2011
	Options	12/19/2002	15,000	$12.90	12/19/2012
	Options	12/09/2003	15,000	$20.30	12/09/2010
	Restricted Stock	02/23/2006				1,250	(1)	$17,163
	Restricted Stock	02/01/2007				2,500	(2)	$34,325
	PARS	02/06/2008				4,800	(3)	$65,904
	SSAR	02/06/2008				3,000	(4)	$13,800
	PARSU	01/27/2009				3,500	(5)	$48,055
	SSAR	01/27/2009				9,500	(6)	$47,405

			Option Awards			Stock Awards
Name	Type of Award	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock that Have Not Vested ($)

J. Edward Clary	Options	10/26/2000	15,000	$11.63	10/26/2010
	Options	12/20/2001	17,000	$15.94	12/20/2011
	Options	12/19/2002	15,000	$12.90	12/19/2012
	Options	12/09/2003	15,000	$20.30	12/09/2013
	Restricted Stock	02/23/2006				1,000	(1)	$13,730
	Restricted Stock	02/01/2007				2,000	(2)	$27,460
	PARS	02/06/2008				4,000	(3)	$54,920
	SSAR	02/06/2008				2,512	(4)	$11,555
	SSAR	05/14/2008				3,000	(4)	$12,480
	PARSU	01/27/2009				3,000	(5)	$41,190
	SSAR	01/27/2009				8,000	(6)	$39,920

Rawson Haverty, Jr.	Options	10/26/2000	16,000	$11.63	10/26/2010
	Options	12/20/2001	17,000	$15.94	12/20/2011
	Options	12/19/2002	13,000	$12.90	12/19/2012
	Options	12/09/2003	15,000	$20.30	12/09/2013
	Restricted Stock	02/23/2006				1,250	(1)	$17,163
	Restricted Stock	02/01/2007				2,000	(2)	$27,460
	PARS	02/06/2008				4,000	(3)	$54,920
	SSAR	02/06/2008				2,512	(4)	$11,555
	PARSU	01/27/2009				3,000	(5)	$41,190
	SSAR	01/27/2009				8,000	(6)	$39,920

Clarence H. Ridley	Options	10/31/2000	6,000	$11.25	10/31/2010
	Options	01/18/2001	25,000	$10.81	01/18/2011
	Options	12/20/2001	50,000	$15.94	12/20/2011
	Options	12/19/2002	22,000	$12.90	12/19/2012
	Options	12/09/2003	25,000	$20.30	12/09/2010
	Restricted Stock	02/23/2006				1,750		$24,027
	Restricted Stock	02/01/2007				3,500		$48,055
	PARS	02/06/2008				6,800		$93,364
	SSAR	02/06/2008				4,275		$26,220

Footnotes for Outstanding Equity Awards Table

	Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions

(1)	Restricted Stock	02/23/2006	25% per year	May 8 each year 2007 - 2010	Continued employment through vesting date
(2)	Restricted Stock	02/01/2007	25% per year	May 8 each year 2008 - 2011	Continued employment through vesting date
(3)	Performance Accelerated Restricted Stock	02/06/2008	100% at vest date	February 6, 2015	Vesting may accelerate if target market price goal of $15 is met for 20 consecutive days and continued employment through vesting date
(4)	Stock-Settled Stock Appreciation Right	02/06/2008 05/14/2008	25% per year	May 8 each year 2009 - 2012	Continued employment through vesting date - Grant price of $9.13 for February grant; $9.57 for May grant
(5)	Performance Accelerated Restricted Stock Unit	01/27/2009	100% at vest date	January 27, 2016	Vesting may accelerate if target market price goal of $14 is met for 20 consecutive days and continued employment through vesting date
(6)	Stock-Settled Stock Appreciation Right	01/27/2009	25% per year	May 8 each year 2010- 2013	Continued employment through vesting date - Grant price of $8.74 per share

Mr. Ridley retired as an employee on May 13, 2009.  In connection with his retirement, the Compensation Committee modified his outstanding awards such that their expiration dates would not be impacted by his retirement.

Stock Vested Table
The following table includes certain information with respect to the vesting of restricted stock awards of the NEOs for the year ended December 31, 2009. There were no options exercised by the NEOs during 2009. The value realized on vesting is determined by the closing stock price of $10.56 on the vesting date of May 8, 2009 multiplied by the number of shares vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence H. Smith	9,000	$95,040
Dennis L. Fink	5,500	$58,080
Steven G. Burdette	4,250	$44,880
J. Edward Clary	3,500	$36,960
Rawson Haverty, Jr.	4,000	$42,240
Clarence H. Ridley	7,250	$76,560

Pension Benefits and Retirement Plans
Pension Plan
We have a defined benefit pension plan (the “pension plan”) covering substantially all employees hired on or before December 31, 2005.  The pension plan was closed to any employees hired after that date.  The benefits are based on years of service and the employee’s final average compensation. All current participants in the pension plan keep any and all benefits that they had accrued up until December 31, 2006, provided that they are vested at the time their employment ends.

Supplemental Retirement Plan
We also have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”) for employees whose retirement benefits are reduced due to their annual compensation levels.  The SERP provides annual benefits amounting to 55% of final average earnings less benefits payable from our pension plan and social security benefits.  The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (pension plan, social security and the SERP) to $125,000.  The SERP is not funded so we pay benefits directly to the participant.

Mr. Ridley retired as an employee of Havertys in May 2009 and began receiving benefits.  The following table shows the present value of accumulated benefits payable to each of the remaining NEOs, including the number of years of service credited under each of the pension plan and the SERP determined using interest and mortality rate assumptions consistent with those used in our financial statements and included in Note 10 to our audited financial statements for the year ended December 31, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Clarence H. Smith	Pension Plan	33.25	$480,584
	SERP	36.25	272,262
Dennis L. Fink	Pension Plan	14.00	190,064
	SERP	17.00	389,062
Steven G. Burdette	Pension Plan	23.00	167,463
	SERP	26.00	104,231
J. Edward Clary	Pension Plan	16.00	123,829
	SERP	19.00	63,249
Rawson Haverty, Jr.	Pension Plan	24.00	251,836
	SERP	27.00	243,614

Non-Qualified Deferred Compensation
On January 15, 1999, the board adopted the Havertys Top Hat Mutual Fund Option Plan (the “Top Hat Plan”). The Top Hat Plan covers certain executives and employees as designated by the Compensation Committee and is designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus he or she would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than ten years from leaving our employment.  The amounts in the following table relate to the Top Hat Plan.

Name	Aggregate Earnings (Loss) in Last FYE ($)	Aggregate Balance at Last FYE ($)
Clarence H. Smith	$107,243	$436,635
Dennis L. Fink	54,989	176,314
Steven G. Burdette	—	—
J. Edward Clary	35,545	136,369
Rawson Haverty, Jr.	95,820	442,978
Clarence H. Ridley	—	—

Perquisites and other benefits
Perquisites for our executives are very limited and consist only of payments for annual physical examinations, $250,000 of additional life insurance coverage and short-term and long-term disability coverage. Our executives participate in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and discounts on our products. Our NEOs do not have personal access to aircraft, automobiles, club memberships or any cash allowances for such benefits.

Potential Payments Upon Termination or Change in Control

Change in Control Benefits
Our executive officers and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The Compensation Committee has approved agreements (each an “Agreement”) between Havertys and each of individuals listed in the Summary Compensation Table and certain other officers. These Agreements provide for cash payments and continuation of benefits upon termination of the person’s employment in the event of a change in control, or potential change in control or if termination occurs prior to a change in control but following a potential change in control that would result in a change in control, as defined in the Agreement.

The Agreements, entered into with the NEOs, provide that unless the termination of the person is for cause, or by the individual without “Good Reason” as defined in the Agreement, the person will be paid:  (i) a lump severance payment in cash equal to the higher of the sum of two times the individual’s base salary or two times the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to individual as bonus and annual incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and incentive compensation which has been allocated or awarded and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the Agreement, if a change in control occurs, we will, at the election of the individual, repurchase all equity awards held for a lump sum amount in cash equal to the product of the spread (using the per share price as defined in the Agreement) times the number of shares covered by each award. We will also arrange to provide life, disability, accident and health insurance benefits similar to those which the individual was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, the Agreements include a “cap.”  Under this provision, all parachute payments would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her “base amount” as defined by the Internal Revenue Code.

Based upon the hypothetical termination date of December 31, 2009, and election to repurchase all equity awards (at an assumed purchase price as determined per the Agreement of $13.77), the change in control benefits for our NEOs, assuming the provision of the Agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Bonus Times Multiple	Purchase of Equity Awards	Healthcare and Other Benefits	Total
Clarence H. Smith	$878,750	$212,850	$452,300	$36,623	$1,580,523
Dennis L. Fink	643,334	135,440	379,227	28,656	1,186,657
Steven G. Burdette	541,250	78,616	254,494	46,738	921,098
J. Edward Clary	481,666	72,626	255,109	46,556	855,957
Rawson Haverty, Jr.	464,000	57,906	242,147	40,556	804,609

Section 162(m)
In making our decisions about compensation for NEOs, we consider Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction we may take for compensation paid to a person who is “highly compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based.”  It is generally our policy that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m).

We believe that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that we retain its best executives and remains competitive in the market for executive talent.

If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring possible deferral of receipt of any potential amounts earned in excess of the cap to a tax year following the year in which the individual might leave our employment.

Compensation Committee Report

The Compensation Committee oversees our compensation program on behalf of the board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
Based upon those reviews and discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for its 2010 annual meeting, which is incorporated by reference in the our annual report on Form 10-K for the fiscal year ended December 31, 2009, each as filed with the SEC.

The Executive Compensation and
Employee Benefits Committee:

Mylle H. Mangum, Chairman
L. Phillip Humann
Terence F. McGuirk
Al Trujillo

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation plans that have been approved by stockholders as of December 31, 2009. The table includes (a) the number of securities to be issued upon exercise of options, stock-settled stock appreciation rights and other equity awards outstanding under the equity compensation plans, (b) the weighted-average exercise price of all outstanding options and stock-settled stock appreciation rights and (c) additional shares available for future grants under all of our equity compensation plans.

Plan Category	Number of Securities To be issued upon exercise of outstanding equity awards(1) (a)	Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (c)

Equity compensation plans approved by stockholders	1,949,300	$15.00	370,399

Equity compensation plans not approved by stockholders	—	—	—
Total	1,949,300	$15.00	370,399

(1)	Shares issuable pursuant to outstanding options under our 1998 Stock Option Plan and equity awards under our 2004 Long-Term Incentive Plan.

Stockholder Approved Plans
1998 Stock Option Plan. This plan provided for the grant of stock options to our officers, directors and key employees in order to encourage and enable these individuals to acquire proprietary interests in Havertys through the ownership of our common stock. The Compensation Committee in consultation with our management designated which employees were eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant.  The 1998 Stock Option Plan expired on December 18, 2007; however, shares remain issuable pursuant to outstanding options previously awarded under the plan.

2004 Long-Term Incentive Plan. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, deferred stock units or performance awards to our officers, directors and key employees. The Compensation Committee in consultation with our management designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Compensation Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

PROPOSAL 3:	RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent auditor for the fiscal year ended December 31, 2010 and we are asking our stockholders to ratify this appointment.  Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Ernst & Young, an independent registered public accounting firm, to our stockholders for ratification because we value our stockholders’ views on our independent auditors and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS OUR INDEPENDENT AUDITORS FOR 2010.

Audit Fees and Related Matters

Ernst & Young served as independent auditors of our annual financial statements for the year ended December 31, 2009.  Historically, the independent auditors are engaged in May at the first meeting of the newly appointed Audit Committee for the ensuing year. No representative of Ernst & Young will be present at the annual meeting. Aggregate fees for professional services rendered for the years ended December 31, 2009 and 2008, were:

	December 31,
	2009	2008
Audit	$680,650	$767,964
Audit-related	33,300	46,000
Tax	156,975	93,637
All Other	1,995	2,500
Total	$872,920	$910,101

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10-Q and accounting consultations.  These fees were paid to Ernst & Young.

Audit-related Fees:  These are professional fees for employee benefit plan audits and other related matters.  These fees were paid to Windham Brannon, P.C.

Tax Fees. These are fees for professional services related to tax compliance services and assistance in responding to various tax authorities.  These fees were paid to Ernst & Young.

All Other Fees. These are subscription fees to an on-line accounting and research tool.  These fees were paid to Ernst & Young.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees detailed above were pre-approved.  The Audit Committee has delegated to its chairman the authority to approve permitted services provided, the chairman reports any decisions at the next scheduled Audit Committee meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with our management and Ernst & Young, an independent registered public accounting firm, the consolidated financial statements of Haverty Furniture Companies, Inc.

The Audit Committee has reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended regarding their judgments as to the quality, not just acceptability of the accounting principles of Havertys and such other matters as the Audit Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors, the auditor’s independence from Havertys and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee:
John T. Glover, Chairman
Vicki R. Palmer
Fred L. Schuermann
Al Trujillo

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this report be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

 OTHER INFORMATION

Information Regarding Beneficial Ownership of Directors and Management

The following table sets forth information regarding beneficial ownership of our common stock and/or Class A common stock by each director, each individual in the Summary Compensation Table and by our directors and executive officers as a group, all as of February 28, 2010. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock				Class A Common Stock
	Shares Beneficially Owned (excluding options(1)(2) )		Acquirable Within 60 Days (3)	Percent of Class	Shares Beneficially Owned(2)		Percent of Class

Nominees for Holders of Class A Common and Retiring Director
John T. Glover	46,536		24,000	*	—		—
Rawson Haverty, Jr.	4,452	(4)	61,261	*	1,256,905	(5)(6)(7)	32.29%
L. Phillip Humann	89,607		24,000	*	—		—
Mylle H. Mangum	21,012		24,000	*	—		—
Frank S. McGaughey, III	43,419	(8)	24,000	*	410,295	(9)	10.54%
Clarence H. Smith	90,677	(10)	90,143	1.03%	670,577	(11)(12)	17.23%
Al Trujillo	23,028		6,000	*	—		—
Clarence H. Ridley	23,400		128,445	*	394,602	(13)	10.14%

Nominee for Holders of Common Stock
Terence F. McGuirk	17,654		12,000	*	—		—
Vicki R. Palmer	18,165		12,000	*	—		—
Fred L. Schuermann	14,390		6,000	*	—		—

Named Executive Officers
Dennis L. Fink	131,058		83,445	1.22%	—		—
Steven G. Burdette	11,010		51,812	*	30		*
J. Edward Clary	34,198		62,540	*	—		—

Executive Officers and Directors as a group (19)	656,686		727,843	7.90%	2,736,203		70.29%

(1)
This column also includes shares beneficially owned under our directors’ Deferred Plan for the following individuals:  Mr. Glover – 9,017; Mr. Humann – 35,007; Ms. Mangum – 17,058; Mr. Schuermann – 14,390; Mr. Smith – 3,196; and Mr. Trujillo – 18,846.

(2)
Includes shares pledged as security in brokerage firms customary margin accounts, whether or not there are loans outstanding.  Common Stock: Mr. Burdette – 11,040; and for all directors and executive officers as a group – 21,761. Class A common stock:  Mr. Haverty – 156,174 shares; and for all directors and executive officers as a group – 156,174.

(3)
Represents stock options which the directors and officers have the right to acquire at exercises prices ranging from $11.625 to $20.75.  This amount also includes SSARS that are vested but not yet exercised.

(4)	This amount includes 2,000 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee.
(5)
This amount includes 4,100 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee. This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(6)
This amount also includes 50,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee.  Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust.  Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(7)
According to the Schedule 13D filed on July 23, 2007, 957,453 shares were reported to be held by H5, L.P.  Mr. Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(8)	This amount includes 10,000 shares owned by Mr. McGaughey’s wife and he disclaims any beneficial ownership in these shares.
(9)
According to the Schedule 13G filed on April 27, 2004, 408,510 shares were reported to be held as of April 22, 2004 by Ridge Partners, L.P.  Mr. McGaughey is the general partner of Ridge Partners L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(10)
This amount includes 18,187 shares held by Mr. Smith’s wife.  This amount also includes 3,250 shares held by a charitable foundation for which he has shared voting power.  Mr. Smith has no pecuniary interest in the shares of the foundation and disclaims any beneficial ownership in the foundation shares.

(11)	This amount includes 1,950 shares held by Mr. Smith’s wife.
(12)
According to the Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held by Villa Clare Partners, L.P.   The number of shares increased on July 23, 2007 to 603,497 shares.  Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(13)	This amount includes 1,860 shares held by Mr. Ridley’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of our equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2009 with the exception of a Form 4 reporting a sale by Mr. Rawson Haverty, Jr. and a Form 4 reporting a sale by Mr. Frank McGaughey.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock and/or Class A common stock owned by persons known to us to have beneficial ownership of more than 5% of our outstanding shares of common and/or Class A common stock as of December 31, 2009.  An asterisk indicates less than 5% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, NY 10017	2,375,849	(1)	13.58%	—		—
Met Investors Advisory, LLC 501 Boylston Street, Boston MA 02116	2,339,871	(2)	13.37%	—		—
T. Rowe Price Associates, Inc 100 E. Pratt Street, Baltimore, MD 21202	2,136,950	(3)	12.20%	—		—
Donald Smith & Co., Inc. 152 West 57th Street, New York, NY 10019	1,669,970	(4)	9.54%	—		—
The Burton Partnership, LP P.O. Box 4643, Jackson, WY 83001	1,656,562	(5)	9.50%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,478,697	(6)	8.45%	—		—
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022	1,471,353	(7)	8.41%	—		—
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor, Fort Lee, NJ 07024	1,365,000	(8)	7.80%	—		—
H5, L.P. 4414 Dunmore Road, NE, Marietta, GA 30068	*		*	957,453	(9)	24.50%
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA 30305	*		*	603,497	(10)	15.44%
Ridge Partners L.P. 3 Lufbery Circle, Williamson, GA 30292	*		*	408,510	(11)	10.45%
Clarence H. Ridley 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*		*	394,602	(12)	10.10%
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*		*	299,452	(13)(14)(15)	7.66%

(1)	According to a Schedule 13G filed on February 16, 2010, Third Avenue Management LLC holds sole voting and dispositive power over 2,375,849 shares of common stock.
(2)
According to a Schedule 13G filed on February 10, 2010, Met Investors Advisory, LLC (“Met Investors”) holds shared investment and dispositive power over 2,339,871 shares of common stock.  Met Investors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager of each series of Met Investors Series Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940.  In its role as investment manager of the Trust, Met Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of Trust.

(3)
According to a Schedule 13G filed on February 12, 2010, T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 970,700 shares of Common Stock and sole dispositive power over 2,136,950 shares of common stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which has sole voting power over 1,106,000 shares, representing 6.4% of the shares outstanding, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
According to a Schedule 13G filed on February 11, 2010, Donald Smith & Co., Inc.  (“Donald Smith”) holds sole voting power over 1,459,270 shares and sole dispositive power over 1,669,970 shares of common stock. All shares are owned by advisory clients of Donald Smith, no one of which, to the knowledge of Donald Smith owns more than 5% of the class.

(5)
According to a Schedule 13G filed on April 22, 2009, The Burton Partnership, LP, The Burton Partnership (QP), LP and Donald W. Burton, General Partner holds sole voting and dispositive power over 1,656,562 shares of common stock.

(6)
According to a Schedule 13G filed on February 8, 2010, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting over 1,439,177 shares and dispositive power over 1,478,697 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional possesses investment and/or voting power over the shares held by the Funds. The shares are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(7)	According to a Schedule 13G filed on January 29, 2010, Blackrock, Inc. (formerly Barclays Global Investors, NA) holds sole voting and dispositive power over 1,471,353 shares of common stock
(8)
According to a Schedule 13G filed on February 2, 2010, Franklin Advisory Services, LLC (“Franklin”) holds sole voting and dispositive power over 1,365,000 shares of common stock.  These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin.

(9)
According to a Schedule 13D filed on July 23, 2007, 957,453 were reported to be held by H5, L.P.  Mr. Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(10)
According to a Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held Villa Clare Partners, L.P.   The number of shares increased on July 23, 2007 to 603,497 shares.  Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(11)
According to a Schedule 13G filed on April 24, 2004, 408,510 shares were reported to be held by Ridge Partners, L.P. Mr. McGaughey is the general partner of Ridge Partners, L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(12)	This amount includes 1,860 shares held by Mr. Ridley’s wife.
(13)
This amount includes 4,100 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee.   This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(14)
This amount also includes 50,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee.  Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust.  Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(15)	This amount also includes 156,174 shares pledged as security in a brokerage firm customary margin account.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Our annual report to stockholders for the year ended December 31, 2009, which includes certain financial information about us, is being mailed to stockholders together with this proxy statement. Additional copies of the annual report on Form 10-K for the year ended December 31, 2009, as filed  with the SEC (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to: Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599. These documents, our governance documents, including all committee charters and other information may also be accessed from our website at www.havertys.com “About Us – Corporate Governance.”

OTHER MATTERS

As of the date of this proxy statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card or their substitutes will vote with respect to any such matters in accordance with their best judgment.

    By Order of the Board of Directors

    Jenny Hill Parker
    Vice President, Secretary and Treasurer
March 30, 2010
Atlanta, Georgia

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Haverty Furniture Companies, Inc.	Meeting Type: Annual
For holders as of: March 12, 2010
Date: May 10, 2010 Time: 10:00 a.m.
Location: Marriott SpringHill 16 South Calvert Street Baltimore, Maryland

Haverty Furniture Companies, Inc. 780 Johnson Ferry Road Suite 800 Atlanta, GA 30342
You are receiving this communication because you hold shares in the company named above.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                                                                           ANNUAL REPORT

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1)           BY INTERNET:                          www.proxyvote.com
2)           BY TELEPHONE:                      1-800-579-1639
3)           BY MAIL*:                                sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  To facilitate timely delivery, please make the request as instructed above on or before 04/29/09.

- How To Vote -
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting.  Please check the meeting materials for any special requirements for meeting attendance.  At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Class A Common Stock
Nominees:
01) John T. Glover 05) Frank S. McGaughey, III
02) Rawson Havertys, Jr. 06) Clarence H. Smith
03) L. Phillip Humann 07) Al Trujillo
04) Mylle H. Mangum

2. Election of Directors: Holders of Common Stock
08) Terence F. McGuirk 10) Fred L. Schuermann
09) Vicki R. Palmer

3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor.

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 10, 2010

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 10, 2010, at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, at 10:00 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but  you  need  not  mark  any  boxes  if  you  wish  to  vote  in  accordance  with  the  Board  of  Directors' recommendations.  The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Comments:

(if you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors: holders of Class A Common Stock
01) John T. Glover	05) Frank S. McGaughey, III
02) Rawson Haverty, Jr.	06) Clarence H. Smith
03) L. Phillip Humann	07) Al Trujillo
04) Mylle H. Mangum

2. Election of Directors: Holders of Common Stock
08) Terence F. McGuirk	10) Fred L. Schuermann
09) Vicki R. Palmer

3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date